Exhibit 5.2

Mourant Ozannes 94 Solaris Avenue
Camana Bay
PO Box 1348
Grand Cayman KY1-1108
Cayman Islands

T +1 345 949 4123
F +1 345 949 4647

Rose Hill Acquisition Corporation c/o Mourant Governance Services (Cayman) Limited 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands

(the Addressee)

21 September 2021

Our ref: 8052508/81134081/1

Dear Sirs

Rose Hill Acquisition Corporation (the Company)

We have acted as the Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-1, including all amendments, exhibits or supplements thereto (the Registration Statement), filed with the United States and Exchange Commission (the Commission) under the United States of Securities Act of 1933, as amended (the Securities Act) for the purposes of registering with the Commission in accordance with the Securities Act and the offering and sale to the public of:

(a)	up to 14,375,000 units (including the underwriter’s over-allotment option to purchase 1,875,000 units) (Units) at an offering price of US$10 per Unit, each Unit consisting of:

(i)	one class A ordinary share with a par value of US$0.0001 of the Company (Ordinary Shares); and

(ii)	one-half of one redeemable warrant, each whole warrant exercisable to purchase one Ordinary Share at a price of US$11.50 per Ordinary Share (Warrants); and

(b)	all Ordinary Shares and Warrants issued as part of the Units.

This is our legal opinion in accordance with the legal matters section of the Registration Statement.

1.	Documents, searches and definitions

1.1	We have reviewed a copy of each of the following documents for the purposes of this opinion:

(a)	a draft of the form of unit certificate representing the Units;

(b)	a draft of the form of warrant agreement and warrant certificate constituting the Warrants;

Mourant Ozannes is a Cayman Islands partnership

BVI | CAYMAN ISLANDS | GUERNSEY | HONG KONG | JERSEY | LONDON	mourant.com

(c)	a draft of the underwriting agreement to be entered into between the Company and Cantor Fitzgerald & Co., as the representative of the several underwriters named therein;

(d)	the Registration Statement; and

(e)	in respect of the Company:

(i)	the certificate of incorporation dated 29 March 2021 provided to us by Mourant Governance Services (Cayman) Limited (MGS);

(ii)	the amended and restated memorandum and articles of association (the M&A) adopted on 14 September 2021 provided to us by MGS;

(iii)

the register of directors and officers (the Register of Directors), register of members (Register of Members) and register of mortgages and charges (the Register of Charges) that were provided to us by MGS;

(iv)	the resolutions in writing of the directors of the Company passed on 1 July and 14 September 2021 (the Director Resolutions); and

(v)	a certificate of good standing for the Company dated 21 September 2021 issued by the Registrar (the Certificate of Good Standing).

1.2	In this opinion:

(a)	agreement includes an agreement, deed or other instrument;

(b)	Companies Act means the Companies Act (as amended) of the Cayman Islands;

(c)	Company Records means the M&A, the Register of Directors, the Register of Members, the Register of Charges and the Certificate of Good Standing;

(d)	Documents means the documents listed in paragraphs 1.1(a) to 1.1(c), and Document means any of them;

(e)	execute and its other grammatical forms mean (unless the context requires otherwise) that a document has been signed, dated and unconditionally delivered;

(f)	Grand Court means the Grand Court of the Cayman Islands;

(g)	insolvent means, in relation to the Company, that it is unable to pay its debts as they fall due;

(h)	Registrar means the Registrar of Companies in the Cayman Islands; and

(i)	signed means that a document has been duly signed or sealed.

2.	Assumptions

We have assumed (and have not independently verified) that:

2.1	each document examined by us:

(a)	whether it is an original or copy, is (along with any date, signature, initial, stamp or seal on it) genuine and complete, up-to-date and (where applicable) in full force and effect; and

(b)	was (where it was executed after we reviewed it) executed in materially the same form as the last draft of that document examined by us;

2.2	in causing the Company to enter into each Document to which it is party, each director of the Company:

(a)	acted honestly, in good faith and in what the director believed to be the best interests of the Company;

(b)	exercised the director’s powers as a director for a proper purpose; and

(c)	exercised the care, diligence and skill that a reasonable director would exercise in the same circumstances;

2.3

there are no documents or arrangements to which the Company is party or resolutions of the Company’s directors or shareholders that conflict with, or would be breached by, or which prohibit the Company’s entry into, or performance of its obligations under, any Document to which it is party;

2.4	each party to each Document (other than, as a matter of the laws of the Cayman Islands, the Company where it is a party) has:

(a)	the capacity and power;

(b)	taken all necessary action; and

(c)

obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding upon it), to execute and perform its obligations under that Document;

2.5	each Document has been authorised and executed by each party to it (other than, as a matter of the laws of the Cayman Islands, the Company where it is a party);

2.6	the obligations of each party under each Document to which it is party are legal, valid, binding and enforceable under all applicable laws other than the laws of the Cayman Islands;

2.7	none of our opinions will be affected by the laws or public policy of any foreign jurisdiction;

2.8	the Company Records were and remain at the date of this opinion accurate and complete;

2.9	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Warrants or the Ordinary Shares; and

2.10	the Company will receive consideration for the issue of the Ordinary Shares and none of the Ordinary Shares will be issued for less than their par value.

3.	Opinion

Subject to the assumptions, observations, qualifications and limitations set out in this opinion, and to matters not disclosed to us, we are of the following opinion.

3.1

Status: the Company is incorporated under the Companies Act, validly exists under the laws of the Cayman Islands as an exempted company and is in good standing with the Registrar. The Company is deemed to be in good standing on the date of issue of the Certificate of Good Standing if it:

(a)	has paid all fees and penalties under the Companies Act; and

(b)	is not, to the Registrar’s knowledge, in default under the Companies Act.

3.2	Ordinary Shares:

(a)

The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Ordinary Shares will be validly issued, fully paid and non-assessable.

(b)	As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members of the company.

3.3

Power, capacity and authorisation: the Company has the corporate power and capacity to enter into, and perform its obligations under, each Document and has taken the necessary corporate action to authorise its execution of, and performance of its obligations under, that Document.

3.4	Legal validity: the Company’s obligations under each Document are legal, valid, binding and enforceable.

4.	Qualifications and observations

This opinion is subject to the following qualifications and observations.

4.1

This opinion is subject to all laws relating to bankruptcy, dissolution, insolvency, re-organisation, winding up, liquidation, moratorium, court schemes and other laws and legal procedures of general application affecting or relating to the rights of creditors.

4.2

When the term enforceable or binding is used in paragraph 3 (Opinion) of this opinion, it means that an obligation is of a type that the Grand Court will enforce. It does not mean that the obligation will necessarily be enforced in all circumstances or in accordance with its terms or that any particular remedy will be available. In particular, but without limitation:

(a)

enforcement may be prevented by statutory provisions relating to the setting aside of fraudulent or voidable preferences, undervalue transactions, voidable floating charges and disclaiming of onerous property;

(b)

enforcement may be limited by general principles of equity (for example, equitable remedies like specific performance and injunction are discretionary and may not be available where damages are considered to be an adequate remedy);

(c)	enforcement of obligations may be invalidated by reason of duress, fraud, misrepresentation, mistake or undue influence;

(d)

contractual provisions that require a defaulting party to pay a sum that is out of all proportion to the innocent party’s legitimate interest in the agreement being performed or which seek to punish a defaulting party may be held to be unenforceable on the ground that they constitute penalties;

(e)	provisions in an agreement or in a Cayman Islands company’s memorandum or articles of association that fetter any statutory power may not be enforceable;

(f)	the Grand Court will not enforce the terms of an agreement if:

(i)	they are, or their performance would be, illegal or contrary to public policy in the Cayman Islands or in any other jurisdiction; or

(ii)	they would conflict with or breach applicable sanctions or exchange control regulations;

(g)	the Grand Court may not enforce the terms of an agreement:

(i)

for the payment or reimbursement of, or indemnity against, the costs of enforcement (actual or contemplated) or of litigation brought before the Grand Court or foreign courts or where the Grand Court or foreign courts have themselves made an order for costs;

(ii)	that constitute an agreement to negotiate or an agreement to agree;

(iii)	that would involve the enforcement of any foreign revenue, penal or other public laws or an indemnity in respect of any of these laws;

(iv)	that seek to exclude the jurisdiction of the Grand Court;

(v)	that relate to confidentiality (which may be overridden by the requirements of legal process);

(vi)	that provide that any of the terms of that agreement can only be amended or waived in writing (and not orally or by course of conduct); or

(vii)	that permit the severance of illegal, invalid or unenforceable terms;

(h)	a judgment of the Grand Court or a foreign court given in respect of contractual obligations may be held to supersede them (so they may not survive the judgment even if expressed to do so);

(i)	the Grand Court may refuse to allow unjust enrichment;

(j)	claims may become time barred or may be subject to rights and defences of abatement, acquiescence, counter-claim, estoppel, frustration, laches, set-off, waiver and similar defences; and

(k)

the effectiveness of terms that seek to exclude or limit a liability or duty otherwise owed, or to indemnify a person in respect of a loss caused by the act or omission of that person, may be limited by law.

4.3	The Grand Court may:

(a)	hold that despite any term of an agreement to the contrary:

(i)	any certificate, calculation, determination or designation of any party to the agreement is not conclusive, final and/or binding;

(ii)	any person exercising any discretion, judgment or opinion under the agreement must act in good faith and in a reasonable manner; and

(iii)	any power conferred by the agreement on one party to require another party to execute any documents or do any things the first party requires must be exercised reasonably; and

(b)	imply terms (for example, good faith between parties in relation to the performance of obligations) into an agreement governed by Cayman Islands law.

4.4	Where a foreign law is expressly selected to govern an agreement:

(a)	matters of procedure upon enforcement of the agreement and assessment or quantification of damages will be determined by the Grand Court in accordance with Cayman Islands law;

(b)	the proprietary effects of the agreement may be determined by the Grand Court in accordance with the domestic law of the place where the relevant property is taken to be located;

(c)	the mode of performance of the agreement may be determined by the Grand Court in accordance with the law of the place of performance; and

(d)	that law may not be applied by the Grand Court to non-contractual obligations arising out of the agreement (even if it is expressly selected to do so).

4.5

Under Cayman Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in suchshares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of membersreflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where itconsiders that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for thepurposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basisfor an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then thevalidity of such shares may be subject to re-examination by a Cayman Islands court.

4.6

In this opinion, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in theabsence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make furthercontributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5.	Limitations

5.1	This opinion is limited to the matters expressly stated in it and it is given solely in connection with the Company’s entry into the Documents to which it is party.

5.2	For the purposes of this opinion, we have only examined the documents listed in paragraph 1.1 above.

5.3	We offer no opinion:

(a)	on whether the commercial terms of any Document reflect or achieve the intentions of the parties (unless otherwise expressly stated in this opinion);

(b)	on any factual statement, representation or warranty made or given in any Document unless otherwise expressly stated in this opinion; or

(c)	as to whether the parties to any Document will be able to perform their obligations under it; or

(d)	as to the title or interest of any party to or in, or the existence or value of, any property or collateral the subject of any Document.

5.4

We have made no investigation of, and express no opinion with respect to, the laws of any jurisdiction other than the Cayman Islands or the effect of any Document under those laws. In particular, we express no opinion as to the meaning or effect of any foreign statutes referred to in any Document.

5.5

We assume no obligation to advise the Addressee (or any person we give consent to rely on this opinion) in relation to changes of fact or law that may have a bearing on the continuing accuracy of this opinion.

6.	Governing law

This opinion, and any non-contractual obligations arising out of it, are governed by, and to be interpreted in accordance with, laws in force in the Cayman Islands on the date of this opinion.

7.	Reliance and consent

7.1

This opinion is only addressed to, and for the benefit of, the Addressee. Except as permitted by paragraph 7.2 below, it may not, without our prior written consent, be disclosed to, used or relied upon by, any other person.

7.2	Subject to paragraph 7.3 below, we consent to a copy of this opinion being disclosed to:

(a)	the professional advisers of the Addressee (acting in that capacity);

(b)	any person to whom the Addressee is required to disclose a copy of this opinion:

(i)	by any applicable law or court order;

(ii)	under the rules or regulations of any regulatory authority; or

(iii)	in connection with any judicial proceedings.

7.3	Our consent to a copy of this opinion being disclosed to any person mentioned in paragraph 7.2 above is given on the basis that:

(a)	the disclosure is made solely to make that person aware that an opinion has been given and of its contents;

(b)	that person may not rely on this opinion and we do not assume any duty or liability to that person; and

(c)	in preparing this opinion we solely had regard to the interests of our client(s).

7.4	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Units by the Company and is not to be relied upon in respect of any other matter.

7.5

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes